                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        Bellwether Exploration Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                        BELLWETHER EXPLORATION COMPANY
                         1331 LAMAR STREET, SUITE 1455
                           HOUSTON, TEXAS 77010-3039
                                (713) 650-1025



Dear Stockholder,

     You are cordially invited to attend the Annual Meeting of Stockholders of Bellwether Exploration Company which will be held at the Houston Center Club, 1100 Caroline Street, Houston, Texas, on Friday, November 21, 1997, at 10:00 a.m., Houston time.

     The Notice of the Annual Meeting and Proxy Statement, which are attached, provide information concerning the matters to be considered at the meeting. The annual report to Stockholders for fiscal year 1997 is being mailed to Stockholders along with these proxy materials.

     It is important that your shares be represented at this Annual Meeting, regardless of the size of your holdings. We urge you to return the signed proxy in the enclosed envelope as soon as possible. If you do attend the meeting in person, you may withdraw your proxy and vote your stock if you so desire. We value your opinions and encourage you to participate in the Annual Meeting by voting your proxy.

                                         Very truly yours,


                                         /s/ J. DARBY SERE
                                         J. Darby Sere
                                         Chairman of the Board and
                                         Chief Executive Officer

                        BELLWETHER EXPLORATION COMPANY
                         1331 LAMAR STREET, SUITE 1455
                           HOUSTON, TEXAS 77010-3039
                                (713) 650-1025

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD NOVEMBER 21, 1997

To the Stockholders of
 Bellwether Exploration Company:

     The Annual Meeting of Stockholders of BELLWETHER EXPLORATION COMPANY (the "Company") will be held at the Houston Center Club, 1100 Caroline Street, Houston, Texas at 10:00 a.m., Houston time, on Friday, November 21, 1997, for the following purposes:

     1. To elect the nominees of the Board of Directors to serve until their successors are duly elected and qualified.

     2. To consider and act upon a proposal to ratify and approve the Board of Directors' adoption of an amendment to increase the number of shares of the Company's Common Stock available for distribution under of the Bellwether Exploration Company 1996 Stock Incentive Plan.

     3. To consider and act upon a proposal to ratify the appointment of KPMG Peat Marwick LLP as the independent auditors of the Company for the period ending December 31, 1997.

     4. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

     Stockholders of record at the close of business on October 10, 1997 are entitled to notice of and to vote at the meeting and any adjournment(s) thereof.

     You are cordially invited to attend the meeting. Whether or not you are planning to attend the meeting, you are urged to complete, date and sign the enclosed proxy and return it promptly.

                                         Sincerely,

                                         /s/ J. DARBY SERE
                                         J. Darby Sere
                                         Chairman of the Board
                                         and Chief Executive Officer
Houston, Texas
October 27, 1997

================================================================================
                            YOUR VOTE IS IMPORTANT

           TO ENSURE REPRESENTATION AT THE MEETING, PLEASE COMPLETE,
     DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING
          POSTAGE-PAID ENVELOPE.  NO ADDITIONAL POSTAGE IS NECESSARY
                       IF MAILED  IN THE UNITED STATES.
================================================================================

                                PROXY STATEMENT

                     _____________________________________

                        BELLWETHER EXPLORATION COMPANY
                         1331 Lamar Street, Suite 1455
                           Houston, Texas 77010-3039
                                (713) 650-1025



                        ANNUAL MEETING OF STOCKHOLDERS
                               November 21, 1997

                                 INTRODUCTION


     This Proxy Statement is being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Bellwether Exploration Company (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held on Friday, November 21, 1997 (the "Annual Meeting") at 10:00 a.m., Houston time, at the Houston Center Club, 1100 Caroline Street, Houston, Texas, and at any adjournment(s) thereof, for the purposes set forth in this Proxy Statement.

     This Proxy Statement and the enclosed form of proxy are being mailed on or about October 27, 1997 to the Stockholders of record as of October 10, 1997. The annual report to Stockholders for the Company's fiscal year ended June 30, 1997 is also being mailed to Stockholders contemporaneously with this Proxy Statement, although the annual report does not form a part of the materials for the solicitation of proxies.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

     Unless otherwise indicated, proxies in the form enclosed that are properly executed, duly returned and not revoked will be voted in favor of:

     (1) the election of the nine nominees to the Board of Directors of the Company named herein;
     (2) the approval of an amendment to increase the number of shares of Company's Common Stock available for distribution under the Bellwether Exploration Company 1996 Stock Incentive Plan (the "1996 Plan"); and
     (3) the ratification of the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for the period ending December 31, 1997.

     The Board of Directors is not presently aware of other proposals which may be brought before the Annual Meeting. In the event other proposals are brought before the Annual Meeting, the persons named in the enclosed form of proxy will vote in accordance with what they consider to be in the best interests of the Company and its Stockholders.

                              VOTING REQUIREMENTS

     The Board of Directors of the Company has fixed the close of business on October 10, 1997 as the record date (the "Record Date") for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting. On the Record Date, the Company had issued and outstanding 13,884,965 shares of its common stock, $.01 par value ("Common Stock"). A complete list of all Stockholders entitled to vote at the Annual Meeting will be open for examination by any Stockholder, during normal business hours for a period of ten days prior to the Annual Meeting, at the offices of the Company at 1331 Lamar Street, Suite 1455, Houston, Texas 77010-3039. Such list will also be available at the Annual Meeting and may be inspected by any Stockholder who is present. Only the record owners of the Company's Common Stock on the Record Date are entitled to notice of and to vote at the Annual Meeting.


                           QUORUM AND OTHER MATTERS

     The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock on the Record Date is necessary to constitute a quorum at the Annual Meeting. Each share of Common Stock is entitled to one vote, in person or by proxy, with respect to the election of directors and any other proposal properly brought before the Annual Meeting.

     Shares of Common Stock represented by a properly signed and returned proxy will be counted as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Shares of Common Stock held by nominees which are voted on at least one matter coming before the Annual Meeting will also be counted as present for purposes of determining a quorum, even if the beneficial owner's discretion has been withheld (a "non-vote") for voting on some or all other matters.

     The holders of a majority of the total shares of Common Stock issued and outstanding, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The election of directors requires the favorable vote of the holders of a plurality of shares of Common Stock present and voting, in person or by proxy, at the Annual Meeting. Abstentions and broker non-votes have no effect on determinations of plurality except to the extent that they affect the total votes received by any particular candidate. A majority of the votes represented by the Stockholders present at the Annual Meeting, in person or by proxy, is necessary for approval of the amendment to increase the number of shares of Common Stock available for distribution under the 1996 Plan and for ratification of the Company's auditors. With respect to abstentions and broker non-votes, the shares will not be considered present at the Annual Meeting for these matters so that abstentions and broker non-votes will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote by reducing the total number of shares from which the majority is calculated.

     Votes at the Annual Meeting will be tabulated by an Inspector of Election appointed by the Company.


                               PROXY INFORMATION

     The enclosed form of proxy may be revoked at any time prior to its exercise by executing a new proxy with a later date, by voting in person at the Annual Meeting, or by giving written notice of revocation to Roland E. Sledge, Secretary of the Company, at any time before the proxy is voted at the Annual Meeting. Please ensure that your shares will be voted by completing, signing, dating and returning the enclosed form of proxy in the enclosed postage-paid envelope.

                      BENEFICIAL OWNERSHIP OF SECURITIES

MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of the Record Date, the name, address, and number of shares of Common Stock owned beneficially by (a) all persons known to the Company to be the beneficial owners of more than five percent of the outstanding shares of Common Stock, (b) each director, (c) each nominee for director, (d) each of the executive officers named in the Summary Compensation Table, and (e) all executive officers and directors of the Company as a group. The information set forth in the following table is based on public filings made with the Securities and Exchange Commission (the "Commission") as of the Record Date and certain information supplied to the Company by the persons listed below. Unless otherwise indicated, all shares of Common Stock are owned directly and each owner has sole voting and investment power with respect thereto.



          NAME AND                AMOUNT AND NATURE          PERCENT
         ADDRESS OF                 OF BENEFICIAL               OF
      BENEFICIAL OWNER                OWNERSHIP               CLASS
      ----------------                ---------               -----

Alpine Investment Partners            979,832  (a)             7.1
Rho Management Trust III
  767 Fifth Avenue
  New York, New York  10153

Allstate Insurance Company            970,584                  7.0
  3075 Sanders Road, Suite G5B
  Northbrook, Illinois  60062

Torch Energy Advisors Incorporated    250,000  (b)             1.8
  1221 Lamar Street, Suite 1600
  Houston, Texas  77010

J.P. Bryan                            397,372  (c)             2.8
J. Darby Sere                         351,340  (d)             2.5
A.K. McLanahan                         14,750  (e)              *
Vincent H. Buckley                     13,000  (f)              *
Dr. Jack Birks                         13,000  (f)              *
Michael D. Watford                     56,497  (g)              *
C. Barton Groves                      191,625  (h)             1.4
Kenneth W. Welch                      100,312  (i)              *
Habib Kairouz                          10,000  (j)              *
Charles C. Green, III                 160,000  (k)             1.1
Townes G. Pressler                      2,500  (l)              *

All officers and directors as         1,341,146  (m)           8.9
a group (13 persons)

_________________
*    Under 1%

(a) Joshua Ruch and Rho Management Partners L.P. ("Rho") may be deemed to be the beneficial owners of the shares of Common Stock held in the name of Alpine Investment Partners ("Alpine") and Rho Management Trust III ("Trust"). Mr. Ruch and Rho share voting and dispositive power over 728,590 shares of Common Stock held in the name of Alpine and Mr. Ruch and the Trust share voting and dispositive power over 225,000 shares of Common Stock held in the name of the Trust. Mr. Ruch also has sole voting and dispositive power over 26,242 of the shares shown. Amount shown includes 1,242 shares beneficially owned by Mr. Ruch held in the name of XBF Inc.

(b) Of the 250,000 shares of Common Stock indicated as beneficially owned by Torch Energy Advisors Incorporated ("Torch"), 100,000 shares are issuable pursuant to a warrant and the remainder are owned by Torch.

(c) Includes the shares of Common Stock owned by Torch described in note (b). Mr. Bryan is a director of and a holder of options to purchase 24% of the outstanding shares of common stock of Torch Acquisition Company ("TAC") on a fully diluted basis. Mr. Bryan disclaims beneficial ownership of these shares. Includes 134,875 shares of Common Stock which Mr. Bryan has the right to acquire within 60 days pursuant to options. Excludes 6,250 shares of Common Stock owned by Mr. Bryan's wife, as to which he has no voting or dispositive power.

(d) Includes 309,450 shares of Common Stock that Mr. Sere has the right to acquire within 60 days pursuant to options and 1,400 shares of Common Stock owned by Mr. Sere's minor son. Does not include 7,600 shares of Common Stock owned by Mr. Sere's wife, as to which Mr. Sere has no voting or dispositive power.

(e) Includes 8,000 shares of Common Stock which Mr. McLanahan has the right to acquire within 60 days pursuant to options.

(f) Includes 13,000 shares of Common Stock which the director has the right to acquire within 60 days pursuant to options.

(g) Includes 44,000 shares of Common Stock that Mr. Watford has the right to acquire within 60 days pursuant to options.

(h) Includes 180,000 shares of Common Stock that Mr. Groves has the right to acquire within 60 days pursuant to options.

(i) Includes 90,000 shares of Common Stock that Mr. Welch has the right to acquire within 60 days pursuant to options.

(j) Includes 10,000 shares of Common Stock which Mr. Kairouz has the right to acquire within 60 days pursuant to options.

(k) Includes 150,000 shares of Common Stock which Mr. Green has the right to acquire within 60 days pursuant to options.

(l) Represents 2,500 shares of Common Stock owned by Mr. Pressler, a nominee for director of the Company.

(m) Includes the following: the shares of Common Stock beneficially owned by Mr. Bryan as described in note (c); shares of Common Stock which officers and directors of the Company have the right to acquire pursuant to options, as described in notes (d), (e), (f), (g), (h), (i), (j) and (k) and 13,500 and 8,500 shares of Common Stock that Michael B. Smith and Roland E. Sledge, respectively, have the right to acquire within 60 days pursuant to options.

                                  PROPOSAL I
                             ELECTION OF DIRECTORS

NOMINEES

     Townes G. Pressler and each incumbent director identified in the table below are nominees for election as directors of the Company. The term of office for which the following persons are nominated will expire at the time of the 1998 Annual Meeting of Stockholders of the Company or when their respective successors shall have been elected and qualified. It is the intention of the persons named in the accompanying proxy that proxies will be voted for the election of the nine nominees named below unless otherwise indicated thereon. Should any nominee for the office of director named herein become unable or unwilling to accept nomination or election, the person or persons acting under the proxies will vote for the election in his stead such other person as the Board of Directors may recommend. The Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected to office and, to the knowledge of the Board of Directors, the nominees intend to serve the entire term for which election is sought. The Bylaws of the Company provide for the Board of Directors to consist of no less than three and no more than nine members.

     Directors will be elected by a plurality vote of the shares of Common Stock present, in person or by proxy, at the Annual Meeting. The Board of Directors recommends a vote FOR each of the nominees listed and, unless marked to the contrary, proxies received from Stockholders will be voted for the election of such nominees.

DIRECTORS AND EXECUTIVE OFFICERS

     The following table provides information with respect to the nominees for director and present executive officers of the Company and the Company's wholly owned subsidiary, Odyssey Petroleum Company ("Odyssey"). Each executive officer has been elected to serve until his successor is duly appointed or elected by the Board of Directors or his earlier removal or resignation from office.


                             COMPANY
     NAME           AGE   POSITION SINCE        PRESENT COMPANY POSITION
-----------------  -----  --------------  ------------------------------------

J. Darby Sere       50         1988       Chairman of the Board* and Chief
                                          Executive Officer

C. Barton Groves    59         1994       Director of the Company*; President
                                          of Odyssey

William C. Rankin   48         1997       Senior Vice President and Chief
                                          Financial Officer

Roland E. Sledge    52         1987       Vice President and Secretary

Michael B. Smith    34         1995       Vice President and Treasurer

Kenneth W. Welch    40         1994       Vice President - Land of Odyssey

Dr. Jack Birks      77         1988       Director*

J. P. Bryan         57         1987       Director*

                                 COMPANY
     NAME               AGE   POSITION SINCE      PRESENT COMPANY POSITION
------------------- -  -----  --------------  --------------------------------

Vincent H. Buckley      75       1987         Director*

Charles C. Green III    51       1992         Director*

Habib Kairouz           31       1994         Director*

A. K. McLanahan         71       1987         Director*

Townes G. Pressler      61        N/A         N/A*

__________________
* Nominee for director

     Mr. Sere has been the Company's Chairman of the Board since June 2, 1997, Chief Executive Officer since January 25, 1995, and a Director since March 25, 1988. Mr. Sere was the Company's Chief Executive Officer from March 7, 1988 to June 29, 1994 and President from March 7, 1988 to June 2, 1997. He was a consultant with Patrick Petroleum Company, an independent oil and gas company ("Patrick"), from September 1987 to February 1988 and was a co-founder, President, Chief Executive Officer and a Director of Bayou Resources, Inc., an independent oil and gas exploration and development company, from January 1982 until its acquisition by Patrick in August 1987. Mr. Sere served in various positions with Howell Corporation and Howell Petroleum Corporation, both independent oil and gas companies, from 1977 to 1981, the last of which was Executive Vice President.

     Mr. Groves has been President of Odyssey and a Director of the Company since August 26, 1994. He was President of the managing general partner of Odyssey Partners Ltd., the predecessor in interest of Odyssey (the "Odyssey Partnership"), from 1986 to August 1994. Between 1973 and 1986, Mr. Groves held various positions with Diamond Shamrock Corporation, including President of Diamond Shamrock Exploration Company, its subsidiary.

     Mr. Rankin has been Senior Vice President and Chief Financial Officer of the Company since September 29, 1997. Prior to joining the Company, Mr. Rankin was Vice President and Chief Financial Officer of Gulfstar Energy, Inc. From February 1996 to March 1997, he was Senior Vice President and Chief Financial Officer of Kelley Oil and Gas Corporation ("Kelley") and from March 1994 until he joined Kelley, Vice President and Chief Financial Officer of Kelley's largest shareholder, Contour Production Company. From December 1985 to November 1993, Mr. Rankin was a Financial Officer with Hadson Energy Resources Corporation and its predecessors, serving the last four years as Senior Vice President, Chief Financial Officer and a Director.

     Mr. Sledge has been Vice President and Secretary of the Company since September 1, 1987. He is Senior Vice President, Secretary and General Counsel of Torch and has been an officer with Torch and its predecessor since July 1983. He was an attorney with the law firm of Watt, White & Craig, Houston, Texas from 1980 to 1983.

     Mr. Smith has been Vice President and Treasurer of the Company since January 1, 1997 and was Vice President and Chief Financial Officer of the Company from September 1995 through December 1996. Mr. Smith joined Torch in April 1995 as Vice President of Acquisitions and Financial Analysis and in September 1995 became Torch's Chief Financial Officer. Prior to joining Torch, Mr. Smith held various positions in finance with Atlantic Richfield Company beginning in August 1989, the last of which was Financial Advisor in the Corporate Treasury Department.

     Mr. Welch has been Vice President-Land of Odyssey since August 26, 1994. From 1987 to August 1994, Mr. Welch was Land Manager of the Odyssey Partnership. Between 1979 and 1987, Mr. Welch held Area Landman and Senior Landman positions with Enseach Exploration, Inc., Penn Resources, Inc., and Moore McCormack Energy, Inc.

     Dr. Birks has been a Director of the Company since 1988. He was Chairman of the Board of Midland & Scottish Resources Plc. until September 30, 1997. He is life President of British Marine Technology Limited. Dr. Birks served as Chairman of the Board of North American Gas Investment Trust Plc. from 1989 until his retirement in 1995; as Chairman of the Board of British Maritime Technology Limited from 1985 to 1995; as Chairman of the Board of Charterhouse Petroleum Plc from 1982 to 1986; as Chairman of the Board of London American Energy Inc. from 1982 to 1988; as Vice Chairman of the Board of Petrofina (UK) Limited from 1986 to 1989; and as a Director of George Wimpey Plc, a construction company, from 1982 to May 1990. He was appointed as a Director of Gulf Indonesia Resources Limited in August 1997.

     Mr. Bryan has served as a Director of the Company since June 2, 1997. He was the Company's Chairman of the Board from August 31, 1987 to June 2, 1997, and Chief Executive Officer from June 30, 1994 to January 25, 1995 and from August 31, 1987 to March 6, 1988. On January 25, 1995, Mr. Bryan became Chief Executive Officer of Gulf Canada Resources Limited. He has been Chairman of the Board of Nuevo Energy Company ("Nuevo") since March 1990 and was Chief Executive Officer of Nuevo from March 1990 to January 1995. Mr. Bryan was also Chairman of the Board and Chief Executive Officer of Torch and its predecessor from January 1985 to May 1997. Mr. Bryan is also a member of the Board of Directors of Republic Waste Industries.

     Mr. Buckley has been a Director of the Company since 1987. He has been Of Counsel to the law firm of Liddell, Sapp, Zivley, Hill & LaBoon since January 1989. He also serves as a Director of Enron Cactus III Corporation, an oil and gas company, and as a Director on the Houston Medical Area Advisory Board of Texas Commerce Bank National Association. Mr. Buckley was President and Chief Executive Officer of Cockburn Oil Corporation from August 1984 until September 1988, and was Vice President of Apache Corporation, an oil and gas company, from October 1982 to August 1984.

     Mr. Green has been a Director of the Company since February 24, 1997. He was the Company's Executive Vice President and Chief Financial Officer from January 1, 1997 to September 3, 1997, and Vice President and Assistant Secretary from December 31, 1992 to December 31, 1996. Since September 4, 1997, Mr. Green has been Executive Vice President and Chief Financial Officer of Castle Tower Holding Corporation, a company involved in the development and management of telecommunications infrastructure, including wireless support. He was Torch's Vice President and Chief Financial Officer from November 1992 through February 1994, President and Chief Operating Officer from February 1994 to May 1995, and Vice Chairman and Chief Investment Officer from May 1995 to December 1996. For over ten years prior to joining Torch, Mr. Green was President and Chief Operating Officer of Treptow Development Company, a real estate development company. Previously, at J.P. Morgan Investment Management he was Vice President and Senior Portfolio Manager and Head of International Fixed Income in London (1974-1982), and was Assistant Vice President in the Investment Department in New York (1973-1974), and Investment Research Officer and Energy Analyst in New York (1969-1973). He has been a Director of Teletouch Communications, Inc. since May 1995. Mr. Green is a Chartered Financial Analyst.

     Mr. Kairouz has been a Director of the Company since August 26, 1994. Mr. Kairouz is a Managing Director of Rho Management Company, Inc., an investment advisory firm which serves as advisor to the principal investor of Alpine Investment Partners. Prior to that, Mr. Kairouz was employed for five years in investment banking at the firms of Jesup & Lamont Securities, Inc. and more recently, Reich & Co., Inc. Under the agreement pursuant to which the Company acquired Odyssey, certain former owners ("Owners") of the Odyssey Partnership acquired the right to designate one representative to the Company's Board of Directors. Pursuant to such agreement, until the earlier to occur of the five-year anniversary of the closing of such acquisition or the date such Owners no longer own at least 5% of the outstanding Common Stock of the Company, the Company is obligated to nominate and recommend to the Company's Stockholders one representative of the Owners. Mr. Kairouz is the person so designated by the Owners.

     Mr. McLanahan has been a Director of the Company since November 6, 1987. He has been a First Vice President of PaineWebber Incorporated ("PaineWebber") since January, 1995. He was a Vice President of Kidder Peabody & Co., Inc., an investment banking firm, from April 1985 until its sale to PaineWebber in 1995. From April 1982 to April 1985, he served as a Senior Vice President and Branch Office Manager of Donaldson, Lufkin & Jenrette, Inc., an investment banking firm.

     Mr. Pressler has been owner and President of Tepee Petroleum Company, Inc., an exploration and production company with operations in Texas, Louisiana and Oklahoma, and Pressler Petroleum Consultants, a reservoir engineering consulting firm, since 1985. He currently serves as a Trustee of Pacific American Investors Trust and as a Director of Korea Industrial Holdings, Ltd. From 1983
- 1985, he was President, Chief Operating Officer and Director of Philip Hill Energy, Inc., PHE (Texas) Inc. and PHE (Ohio) Inc., three exploration and production companies owned by Philip Hill Investment Trust, London. From 1979 - 1983, he was co-founder, President and Director of Republic Oil and Gas Corp., a private exploration and production company. Mr. Pressler is a registered professional engineer in the state of Texas and has 38 years of experience in the oil and gas industry.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table sets forth for the past three years cash compensation and certain other components of the compensation of J. Darby Sere, the Company's Chairman of the Board and Chief Executive Officer, C. Barton Groves, President of Odyssey, and Kenneth W. Welch, Vice President-Land of Odyssey, who were the only officers of the Company and its wholly owned subsidiary, Odyssey, in fiscal 1997 whose total salary and bonus exceeded $100,000. All other executive officers of the Company, other than William C. Rankin who joined the Company in September 1997 as Senior Vice President and Chief Financial Officer, are also officers or employees of Torch and provide services to the Company (including holding executive officer positions with Company) pursuant to a Management Agreement between the Company and Torch (the "Management Agreement"). Executive officers who perform services for the Company under the Management Agreement receive no compensation from the Company other than the grant of stock options under the 1994 Stock Incentive Plan ("1994 Plan") and the 1996 Plan and are all compensated primarily by Torch.

                               ANNUAL COMPENSATION                          LONG TERM COMPENSATION

                                                                        AWARDS                   PAYOUTS
                    ----------------------------------------     ----------------------      ------------------
                                                       Other                                                All
  Name and                                            Annual     Restricted       Number                   Other
 Principal                                           COMPENSA-     Stock            of        LTIP       COMPENSA-
  Position          Year    Salary        Bonus       tion(1)     Award(s)        Options    Payouts      tion(2)
  --------          ----    ------        -----       -------     --------        -------    -------      -------
J. Darby Sere       1997   $183,000    $ 70,000 (3)      0          0             55,000 (4)    0        $ 26,193
Chairman of the     1996    171,000      50,000          0          0                  0        0           8,752
Board and Chief     1995    158,000           0          0          0             25,000        0           8,450
Executive Officer

C. Barton Groves    1997   $160,500    $ 32,500 (3)      0          0             15,000 (4)    0        $ 30,500
President of        1996    154,000      30,000          0          0                  0        0          30,500
Odyssey             1995    125,000           0          0          0            165,000        0          21,013

Kenneth W. Welch    1997   $102,150    $ 17,500 (3)      0          0              7,500 (4)    0        $ 12,178
Vice President -    1996     98,000      15,000          0          0                  0        0          10,750
Land of  Odyssey    1995     80,486           0          0          0             82,500        0           7,899

(1) These amounts do not include: the value of the benefit to Mr. Sere of the use of a Company-owned automobile used primarily for commuting to and from the Company; the expense of a disability insurance policy under which Mr. Sere is insured, the premiums of which are paid by the Company; and the expenses of Mr. Sere's membership in certain professional and athletic clubs. While some personal benefit may be derived from the foregoing, the expenses are considered by the Company to be ordinary, necessary and reasonable to its business and such expenses did not exceed 10% of Mr. Sere's salary in fiscal 1997.

(2) Represents premiums paid on an insurance policy for Mr. Sere and an annual payment pursuant to a Simplified Employee Pension Plan for Messrs. Sere, Groves and Welch. Also includes $17,000 per year for personal benefit plans paid to Mr. Groves in lieu of certain Company benefits and amounts paid for a car allowance to Mr. Groves and Mr. Welch.

(3) Represents the bonuses paid during fiscal 1997 based upon performance in fiscal 1996. On October 1, 1997, Messrs. Sere, Groves and Welch were granted bonuses of $100,000, $50,000 and $25,000, respectively, in recognition of their performance during fiscal 1997.

(4) Represents the number of options granted during fiscal 1997 based upon performance in fiscal 1996. On September 10, 1997, Messrs. Sere, Groves and Welch were granted, under the 1996 Plan, options to purchase 55,000, 20,000 and 10,000 shares of Common Stock, respectively, in recognition of their performance during fiscal 1997.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     None

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

     The following table sets forth certain information concerning the exercise in fiscal 1997 of options to purchase Common Stock by the executive officers named in the Summary Compensation Table and the number and value of unexercised options to purchase Common Stock held by such individuals at June 30, 1997.
Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the June 30, 1997 price of the Common Stock. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the Common Stock relative to the exercise price per share of Common Stock at the time the stock option is exercised. There is no assurance that the values of unexercised, "in-the-money" stock options reflected in this table will be realized.


                        NUMBER OF                         NUMBER OF                   VALUE OF UNEXERCISED
                         SHARES                       UNEXERCISED OPTIONS            IN-THE-MONEY OPTIONS AT
                        ACQUIRED        VALUE          AT JUNE 30, 1997                  JUNE 30, 1997(1)
    NAME              ON EXERCISES    REALIZED    EXERCISABLE     UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
    ----              ------------    --------    -----------     -------------    -----------    -------------
J. Darby Sere               --           --         314,450          22,890        $1,433,883        $118,027

C. Barton  Groves           --           --         180,000           ---          $  781,875           ---

Kenneth W. Welch            --           --          90,000           ---          $  390,938           ---

     (1) Based upon $10.03125, the closing price of Common Stock on June 30, 1997.

LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

     At this time, the Company does not have a long-term incentive plan for its employees, other than the 1988 Non-Qualified Stock Option Plan ("1988 Plan"), the 1994 Plan and the 1996 Plan.

1988 PLAN

     In 1988, the Board of Directors adopted and stockholders approved the Company's 1988 Plan. The Company reserved 131,325 shares of Common Stock under the 1988 Plan and no further options will be granted under the 1988 Plan. Options under the 1988 Plan were granted by the Compensation Committee to directors, executive officers or key employees of the Company. The exercise price of an option is 100% of the fair market value on the date of the grant. Options granted under the 1988 Plan may be exercised at any time for up to 10 years from the date of grant but prior to termination of the 1988 Plan on March 25, 1998, or such shorter time as the Compensation Committee determines.

1994 PLAN

     In 1994, the Board of Directors adopted and stockholders approved the Bellwether Exploration Company 1994 Plan. The Company has reserved 825,000 shares of Common Stock under the 1994 Plan. The Company has issued options to purchase an aggregate of 825,000 shares of Common Stock under the 1994 Plan.

     The 1994 Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has full power to select, from among the persons eligible for awards, the individuals to whom awards are granted, to make any combination of awards to any participant and to determine the specific terms of each grant, subject to the provisions of the 1994 Plan. The option price per share of Common Stock deliverable upon the exercise of a stock option is 100% of the fair market value of a share of Common Stock on the date the stock option is granted.

     Directors, officers and key employees of the Company and officers and key employees of Torch who render services to the Company under the Management Agreement are eligible to receive stock options or performance shares under the 1994 Plan.

1996 PLAN

     In 1996, the Board of Directors adopted and the stockholders approved the 1996 Plan. The Company has reserved 500,000 shares of Common Stock under the 1996 Plan. Members of the Board of Directors who are not employed by the Company receive annual automatic grants of stock options. A general description of the 1996 Plan appears under Proposal II - Approval of Amendment to the 1996 Stock Incentive Plan.

     As of October 10, 1997, the Company had issued options to purchase an aggregate of 474,500 shares of Common Stock under the 1996 Plan. Mr. William C. Rankin has recently been granted 100,000 shares of Common Stock under the 1996 Plan, subject to shareholder approval of the amendment to the 1996 Plan, described herein.

INFORMATION CONCERNING THE OPERATION OF THE BOARD OF DIRECTORS

     The small size of the Company's Board of Directors lends itself to frequent informal discussions of Company matters among its members. The Board of Directors met formally five times and executed six unanimous consents during the fiscal year ended June 30, 1997.

     The Company has a Compensation Committee comprised of Messrs. Birks, McLanahan and Buckley (the "Compensation Committee"). The function of the Compensation Committee is to administer the 1988 Plan, the 1994 Plan and the 1996 Plan, to establish the compensation of the Company's Chief Executive Officer and to review the compensation of the other officers of the Company and Odyssey. The Compensation Committee also generally meets quarterly to review Torch's performance under the Management Agreement, which agreement may be terminated by the Compensation Committee.

     The Company has an Audit Committee composed of Messrs. McLanahan, Buckley and Dr. Birks (the "Audit Committee"). The primary function of the Audit Committee is to review the annual audit of the Company's financial statements with the Company's independent accountants. The Audit Committee met two times during fiscal 1997.

     During fiscal 1997, each director attended at least 75% of the total number of meetings of the Board of Directors, and 75% of the total number of meetings held by all Committees on which he served.

     The Company does not have a nominating committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The service of the members of the Company's Compensation Committee does not create any corporate interlocks or insider participation between the Compensation Committee and another entity.

COMPENSATION OF DIRECTORS

     Directors of the Company who are neither officers nor employees of the Company or Torch received $3,000 per quarter during the fiscal year ended June 30, 1997, and were reimbursed for reasonable expenses incurred in attending such meetings. Commencing with the fourth quarter of 1997, such quarterly fees will be increased to $5,000. Each member of the Compensation and Audit Committees also received $1,000 per meeting. Directors who are officers or employees of the Company or Torch received no additional compensation for services as members of the Board of Directors. The Company paid a total of $71,000 in director fees for the fiscal year ended June 30, 1997. Each Non-Employee Director (as defined herein) receives an annual grant of 4,000 options under the 1996 Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they filed with the Commission.

     Based on a review of the copies of such reports furnished to the Company, the Company believes that all reporting obligations under Section 16(a) were satisfied.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee is responsible for establishing policies concerning the compensation of the Company's executive officers. The report of the Compensation Committee describing the Company's compensation philosophy and objectives is presented below.

                         COMPENSATION COMMITTEE REPORT

     As members of the Compensation Committee, we are responsible for the administration of the Company's 1988 Plan, the 1994 Plan and the 1996 Plan. We also evaluate compensation levels of management and review with the Board of Directors the various factors affecting compensation of the Company's and Odyssey's highest paid officers. In addition, the Compensation Committee considers management succession and related matters.

     The Compensation Committee has reviewed the compensation of J. Darby Sere, the Chairman of the Board and Chief Executive Officer of the Company, C. Barton Groves, President of Odyssey, and Kenneth W. Welch, Vice President-Land of Odyssey, for 1997 and concluded that the compensation of each aforesaid individual was reasonable in view of the Company's performance and their respective contributions to that performance. Generally, their compensation was comprised of three elements: (1) base compensation; (2) incentive bonus; and (3) stock options.

     The Compensation Committee continues to endorse the compensation policy of the Company, which is that a substantial portion of the annual compensation of each officer must be related to the performance of the Company, as well as the particular contribution of each officer.

     For fiscal 1997, the Compensation Committee adopted an Annual and Long-Term Incentive Plan to establish guidelines for base compensation, incentive bonuses and stock options with the assistance of KPMG Peat Marwick LLP, who had prepared an Executive and Director Compensation Review in fiscal 1996. Performance measures and targets were established.

     Due to the acquisition by the Company of properties from partnerships managed by Torch ("Partnership Transactions") in April 1997, all of the Company's targets were substantially exceeded. For fiscal 1997 as compared to fiscal 1996, the Compensation Committee notes that: (1) proved oil and gas reserves increased 412%; (2) proved reserves were added at a cost of $4.23 per barrel; (3) operating cash flows increased 151%; and (4) net income increased 373%.

     As provided in the Administrative Services Agreement, the salaries and bonuses of Roland E. Sledge, Vice President and Secretary of the Company, and Michael B. Smith, Vice President and Treasurer of the Company, are paid by Torch.

     Effective October 1, 1997, J. Darby Sere was granted a salary increase of $42,000 for a total base salary of $228,000 per year, plus a bonus of $100,000. This bonus and salary increase were granted because of Mr. Sere's overall leadership of the Company, his appointment as Chairman of the Board and, in particular, his efforts in evaluating, negotiating and financing Partnership Transactions. C. Barton Groves was granted a bonus of $50,000 and a salary increase of $7,800 for a total base salary of $169,800 per year, effective October 1, 1997. This bonus and salary increase were granted because of Mr. Groves' overall leadership of the Company's exploration program and, in particular, his efforts in leading the identification and subsequent sale of the West Jacksonville Prospect for a significant cash profit and a 25% carried interest in the 3-D seismic program. Mr. Kenneth W. Welch was granted a bonus of $25,000 and a salary increase of $4,800 for a total base salary of $108,000, effective October 1, 1997. This bonus and salary increase were granted because of Mr. Welch's efforts in the leasing and subsequent sale of the West Jacksonville Prospect.

     The Compensation Committee believes that stock options serve as important long term incentives for executive officers of the Company and Odyssey by encouraging continued employment and commitment to the performance of the Company. Moreover, the Compensation Committee believes that stock options are an excellent means to align the interests of the Company's officers with those of its stockholders.

     The number of options that the Compensation Committee grants to executive officers is based on individual performance and level of responsibility. In addition, the Compensation Committee strives to grant options at a level sufficient to provide a strong incentive for executives to work for the long-term success of the Company. The Compensation Committee does not consider the number of options currently held by an executive officer in determining individual grants, since such a factor would create an incentive to exercise options and sell the shares.

     On September 10, 1997, Messrs. Sere, Groves and Welch were considered for and granted options to purchase 55,000, 20,000 and 10,000 shares of Common Stock, respectively. The grants of stock options to Messrs. Sere, Groves and Welch were made in recognition of Mr. Sere's efforts in the Partnership Transactions and Messrs. Groves' and Welch's efforts in the identification, leasing and sale of the West Jacksonville Prospect.

     On September 12, 1997, the Compensation Committee approved an offer for William C. Rankin to become the new Senior Vice President and Chief Financial Officer of the Company with a salary of $174,000 and a grant of stock options to purchase 100,000 shares of the Company's Common Stock.

     The main elements of the Company's compensation policy of base salary, bonus and stock options constitute an appropriate reward for the short and long-term efforts of the Company's officers and officers of its principal subsidiaries in order to support the future development of the Company and growth in stockholder value.

                                Dr. Jack Birks
                              Vincent H. Buckley
                                A. K. McLanahan

                       TRANSACTIONS WITH RELATED PERSONS

RELATIONSHIP WITH TORCH AND AFFILIATES

     ADMINISTRATIVE SERVICES AGREEMENT

     The Company has been party to an Administrative Services Agreement with Torch ("Administrative Services Agreement") since 1987. Torch, headquartered in Houston, Texas, is primarily engaged in the business of providing outsourcing services for clients in the energy industry with respect to the acquisition and divestiture, exploration, development, exploitation and operation of oil and gas properties, including management advisory services, legal, financial and accounting services, and the marketing of oil and gas. In addition, Torch provides energy industry investment management and advisory services for public companies and private investors. The Administrative Services Agreement is subject to termination by the Company upon one year's prior notice. The Administrative Services Agreement has an initial term expiring on December 31, 1999 and may not be terminated by Torch prior to such date.

     The Administrative Services Agreement requires Torch to administer certain activities of the Company for a monthly fee. These administrative services include providing the Company with office space, equipment and supplies, accounting, legal, financial, geological, engineering, technical and insurance professionals, maintaining the books and records of the Company, assisting the Company in determining its capital requirements, preparing any reports or other documents required by governmental authorities, analyzing economic and other data related to the Company's business and otherwise providing general management services and business advice to the Company. The Company presently intends to continue to operate under the Administrative Services Agreement.

     The monthly fee payable to Torch under the Administrative Services Agreement is equal to (i) one-twelfth of 2% of the book value of the Company's assets, excluding cash and cash equivalents, plus (ii) 2% of operating cash flows during such month less 20% of overhead on Torch operated properties. The fees paid for fiscal 1997 were $2.3 million. The Company believes that the terms and fees under the Administrative Services Agreement are comparable with those that could be negotiated with a third party in an arm's length transaction and are fair to the Company.

     In April 1997, Torch was issued 150,000 shares of the Company's Common Stock and a warrant to purchase 100,000 shares of the Company's Common Stock at $9.90 per share for advisory services rendered in connection with the Partnership Transactions. The Company's Common Stock was valued at $1.2 million, and the warrant was valued at $300,000. Torch was also a selling partner in the Partnership Transactions through its ownership of general partnership and working interests in the partnerships programs. As a result, Torch was paid $18.4 million for such interests.

     Under the Administrative Services Agreement, the monthly fee for administrative services does not apply to extraordinary investing and financing services that Torch may agree to provide to the Company upon the Company's request. For such investing and financing services the Company pays Torch a fee on an hourly basis for Torch employees providing such services, certain overhead expenses with respect to such Torch employees and any related expenses. The Company has not paid any fees for these services during the fiscal 1997.

     The Company has agreed to indemnify Torch and its affiliates for liabilities incurred by Torch or its affiliates for actions taken under the Administrative Services Agreement, other than acts of fraud, willful misconduct or gross negligence of Torch or its affiliates or any of their employees.

     In the course of its business, Torch generates potential investment opportunities in oil and gas properties, processing plants, gathering systems and pipelines, and other oil and gas assets (collectively, "Investments"). Under the Administrative Services Agreement and an agreement between Torch and Nuevo pertaining to various services, Torch is required to offer to the Company and Nuevo all Investments that are within the scope of the Company's or Nuevo's business.

     The business and acquisition strategy of the Company and Nuevo may overlap regarding certain Investments. The Company, Nuevo and Torch have adopted a policy regarding the rights as between Nuevo and the Company pertaining to Torch generated Investments which Torch is required to offer to the Company and Nuevo. If an Investment is located in the Company's Area of Exclusive Interest (as defined herein), the Investment will be offered first to the Company. If an Investment is located in Nuevo's Area of Exclusive Interest, the Investment will be offered first to Nuevo. Investments located outside of the Areas of Exclusive Interest of the Company and Nuevo or in the Areas of Exclusive Interest of both the Company and Nuevo will be offered by Torch to both the Company and Nuevo. Unless the Company and Nuevo agree otherwise, the Company will be entitled to acquire a 20% interest in the assets representing the Investment, and Nuevo will be entitled to acquire the remaining 80%. With respect to assets that form part of an Investment which is not capable of division, Torch will allocate such assets between Nuevo and the Company in a manner deemed fair and reasonable by Torch, whose decision shall be final and binding.

     The Company's Area of Exclusive Interest is defined as (i) for Investments in an oil and gas property, any geographic area which produces from the same formation as the proposed Investment and in which the Company owns proved reserves with a discounted present value of future net cash flows of $500,000 or more, and (ii) for Investments that are not an oil and gas property, any area in which the Company owns a non-oil and gas property investment with a book value of over $100,000. Nuevo's Area of Exclusive Interest is defined as (i) for Investments in an oil and gas property, any geographic area which produces from the same formation as the proposed Investment and in which Nuevo owns proved reserved with a discounted present value of future net cash flows of $5 million or more, and (ii) for Investments that are not an oil and gas property, any area in which Nuevo owns a non-oil and gas property investment with a book value of over $1 million.

     The Company will continue to generate its own Investments in the future, and neither Torch nor Nuevo will have any right to participate in such Investments. Decisions to accept an Investment generated by Torch are made by the Company's management and Board of Directors, some members of which are also members of Torch's executive management. Two of the Company's officers are officers of Torch and have an equity interest in Torch. A director of the Company also holds significant options to purchase stock of Torch, which, if exercised, would constitute a substantial equity interest in Torch. Two of the directors of the Company were formerly officers of Odyssey.

     Torch also invests in oil and gas assets for its own account and may do so in the future. In accordance with the Administrative Services Agreement, Torch may not acquire an Investment within the scope of the Company's business and acquisition strategy without first offering such Investment to the Company pursuant to the criteria set forth above. No assurances can be made, however, that the investment criteria of future investment vehicles formed by Torch will not compete with the Company's acquisition strategy or that such investment vehicles will not acquire Investments that the Company would otherwise propose to acquire.

     The Compensation Committee of the Board of Directors, which is composed of persons who are not employees of Torch or the Company, meets quarterly to review Torch's performance under the Administrative Services Agreement.

     OTHER RELATIONSHIPS WITH TORCH

     Torch markets a portion of the oil and natural gas production for certain properties in which the Company owns an interest. For fiscal 1997, marketing fees paid by the Company to Torch amounted to $646,000.

     Torch began operating the Snyder Gas Plant ("Gas Plant") in December 1993 pursuant to an operating agreement with the Company and other interest owners in the Gas Plant. The amount paid to Torch in connection with such operations during fiscal 1997 was $49,000.

     Torch operates certain oil and gas interests owned by the Company. The Company is charged, on the same basis as other third parties, for all customary expenses and cost reimbursements associated with these activities. Torch's overhead charges for these activities for the year ended June 30, 1997 were $729,000.

     Costs of evaluating potential property acquisitions and due diligence conducted in conjunction with acquisitions are incurred by Torch at the Company's request. The Company was charged $650,000 for such costs in fiscal 1997.

     On September 30, 1996, TAC, a company formed by executive management of Torch, acquired all of the outstanding shares of capital stock of Torch from United Investors Management Company ("United"), a subsidiary of Torchmark Corporation. J.P. Bryan, a director of the Company, is also Chairman of the Board of TAC and owns options to purchase approximately 24% of the outstanding shares of common stock of TAC on a fully diluted basis for a nominal price. Roland E. Sledge and Michael B. Smith, who are officers of Torch and the Company, own 5.5% and 4.5%, respectively, of the common stock of Torch on a fully diluted basis, and Charles C. Green III, director of the Company, holds options to purchase 2.1% of the common stock of Torch on a fully diluted basis.

     CERTAIN ACQUISITIONS

     A joint venture 90% owned by the Company (the "Company Venture") acquired 7.6% and 23.3% interests in the Gas Plant and the Diamond M-Sharon Ridge Gas Plant ("Diamond Plant"), respectively, in July 1993 for $8.5 million. In a simultaneous transaction, a joint venture 90% owned by Torch (the "Torch Venture") acquired 4.1% and 12.5% interests in the Gas Plant and Diamond Plant, respectively, for $4.6 million. The other partner in the Company Venture is not affiliated with the Company or Torch.

     In December 1993, Torch sold its interests in the Torch Venture to Associated Gas Resources, Inc. ("AGRI") for a promissory note in the amount of $4.6 million, which bore interest at 7.0% per annum. In December 1993, the Company acquired AGRI by merger. In March 1994, the Company repaid the $4.6 million note to Torch with borrowings under an existing credit facility.

     Under the terms of the Administrative Services Agreement in effect at that time, Torch became entitled to 2.5% of the consideration paid by the Company to the shareholders of AGRI in such acquisition. In lieu of this fee, the Company issued Torch a warrant, exercisable at any time prior to December 31, 1998, to purchase 187,500 shares of the Company's Common Stock for $6.40 per share. In connection with the sale of the capital stock of Torch to TAC in 1996, Torch transferred the warrant to United. In April 1997, such warrant was exercised by United in connection with the Partnership Transactions.

     MINING VENTURES

     During fiscal year 1992, the Company acquired an average 24.4% interest in three mining ventures (the "Mining Ventures") from an unaffiliated person for $128,500. At the time of such acquisition, Mr. Bryan, his brother and Robert L. Gerry, III, then a director of Nuevo (the "Affiliated Group"), owned an average 21.5% interest in the Mining Ventures. The Company's interest in the Mining Ventures increased as it paid costs of the venture. As of June 30, 1997, the Company had invested $370,000 in the Mining Ventures.

                               PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the Company's cumulative total stockholder return on its Common Stock (assuming reinvestment of dividends at a date of payment into Common Stock of the Company) to the cumulative total return on the NASDAQ Market Index ("Broad Market") and the cumulative total return on the Dow Jones Secondary Oil Index ("Industry Index") from June 30, 1992 until June 30, 1997.

------------------------------------------------------------------
                Bellwether Exp   Industry Index   Broad Market
------------------------------------------------------------------
   1992              100               100            100
------------------------------------------------------------------
   1993              150            118.87         122.76
------------------------------------------------------------------
   1994           183.33            116.76         134.61
------------------------------------------------------------------
   1995              200            128.97         157.88
------------------------------------------------------------------
   1996              200            151.12         198.73
------------------------------------------------------------------
   1997           334.38            178.05          239.4
------------------------------------------------------------------

                                  PROPOSAL II

             APPROVAL OF AMENDMENT TO THE 1996 STOCK INCENTIVE PLAN

INTRODUCTION

     On September 12, 1997, the Compensation Committee of the Board of Directors adopted an amendment to the Bellwether Exploration Company 1996 Plan, providing for an increase in the number of shares of Common Stock available for distribution thereunder by 500,000, subject to stockholder approval. The following is a general description of certain features of the 1996 Plan.

GENERAL PLAN INFORMATION

     The 1996 Plan was adopted for the benefit of the executive officers, directors and other key employees and consultants of the Company and its subsidiaries and affiliates and currently authorizes for issuance, upon the exercise of stock options or grants of performance shares, an aggregate of 500,000 shares of the Company's Common Stocks, all but 25,500 shares of which have already been utilized. The 1996 Plan was adopted subject to shareholder approval by the Board of Directors of the Company on September 16, 1996 and approved by the Company's stockholders on November 15, 1996.

     The purpose of the 1996 Plan is to promote the interests of the Company by providing incentives to the directors, officers and other key employees and consultants of the Company and its subsidiaries and affiliates to use their best efforts on the Company's behalf and to aid the Company in attracting, maintaining and developing capable management personnel by offering such persons competitive compensation levels and an opportunity to become stockholders of the Company, thereby rewarding outstanding performance and continued employment.

ADMINISTRATION

     The 1996 Plan may be administered by (i) the Board of Directors of the Company, (ii) any duly constituted committee of the Board of Directors consisting of at least two members of the Board of Directors, all of whom shall be Non-Employee Directors, or (iii) any other duly constituted committee of the Board of Directors. The administering party is referred to herein as the "Plan Administrator." At the current time, the Compensation Committee of the Board of Directors is serving as the Plan Administrator. A "Non-Employee Director" is defined as any director who: (i) is not an officer of the Company or a parent or subsidiary of the Company, or otherwise employed by the Company or parent or subsidiary of the Company; (ii) does not receive compensation, either directly or indirectly, from the Company or a parent or subsidiary of the Company, for services rendered as a consultant or any capacity other than as a director, except for an amount not exceeding $60,000; (iii) does not possess an interest in any transaction for which disclosure would be required under Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended ("Securities Act"); or
(iv) is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K under the Securities Act.
The Plan Administrator selects the participants to whom options are to be granted and, with respect to each option, determines the number of shares covered thereby, the price payable on its exercise, and the period during which it may be exercised, all in a manner not inconsistent with the 1996 Plan. The Plan Administrator also resolves all questions of application or interpretation of the 1996 Plan.

     The names and addresses of the 1996 Compensation Committee members are:
Dr. Jack Birks, 1331 Lamar Street, Suite 1455, Houston, Texas 77010-3039; A. K. McLanahan, 1331 Lamar Street, Suite 1455, Houston, Texas 77010-3039; and Vincent
H. Buckley, 1331 Lamar Street, Suite 1455, Houston, Texas 77010-3039.

DESCRIPTION OF COMMON STOCK

     The Company has two classes of authorized capital stock, Common Stock and preferred stock. The 1996 Plan currently authorizes the issuance, upon the exercise of stock options by eligible participants, of an aggregate of 500,000 shares of the Company's Common Stock. Holders of Common Stock are entitled to receive dividends if, when and as declared by the Board of Directors of the Company out of funds legally available therefor. All shares of Common Stock have equal voting rights on the basis of one vote per share on all matters to be voted upon by stockholders. Cumulative voting for the election of directors is not permitted. Shares of Common Stock have no preemptive, conversion, sinking fund or redemption provisions and are not liable for further call or assessment. Each share of Common Stock is entitled to share on a pro rata basis in any assets available for distribution to the holders of the Company's equity securities upon liquidation of the Company.

     The Company has not paid any dividends on its Common Stock since its formation. Although the Company intends to invest any future earnings in its business, it may determine at some future date that the payment of cash dividends would be desirable. The payment of any such dividends would depend, among other things, upon the earnings and financial condition of the Company.

ELIGIBILITY

     Participants in the 1996 Plan are selected by the Compensation Committee from the directors, executive officers and other key employees and consultants of the Company and its subsidiaries and affiliates who occupy responsible managerial or professional positions and who have the capability of making a substantial contribution to the success of the Company. In making this selection and in determining the form and amount of awards, the Plan Administrator may consider any factors deemed relevant, including the individual's functions, responsibilities, value of services to the Company and past and potential future contributions to the Company's profitability and growth.

TYPES OF AWARDS

     Awards under the 1996 Plan may be in the form of any one or more of the following: stock options, incentive stock options, and performance shares. The 1996 Plan permits the granting of both incentive stock options ("ISOs"), intended to qualify as such under the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and non-qualified options. To qualify as ISOs, options must meet additional Federal income tax requirements. These requirements include a limitation that the aggregate fair market value of ISOs that first become exercisable during any calendar year may not exceed $100,000. The term of each option will be fixed by the Plan Administrator but, for ISOs, may not exceed ten years from date of grant. The Plan Administrator will determine at which time or times each option may be exercised. Awards are evidenced by award agreements, the terms and provisions of which may differ, in form and substance satisfactory to the Plan Administrator and not inconsistent with the 1996 Plan.

EXERCISE PRICE

     A stock option entitles the grantee to purchase a set number of shares of Common Stock at a set price ("Exercise Price"). The Exercise Price for each share covered by an option will be an amount selected by the Plan Administrator and will be 100% or more of the fair market value of a share of Common Stock on the date the option is granted. The Exercise Price must be paid in full with cash or by delivery of previously owned Common Stock valued at its fair market value on the exercise date.

RESTRICTIONS

     As soon as practicable after receipt of payment of the Exercise Price, the Company will deliver to the optionee a certificate or certificates for such shares of Common Stock represented by the option exercised.

The optionee will become a stockholder of the Company with respect to Common Stock represented by the share certificates issued and as such will be fully entitled to receive dividends, to vote and to exercise all other rights of a stockholder, including the right to dispose of such shares. Prior to the receipt of certificates for shares of Common Stock, an optionee will have no rights of a stockholder.

AUTOMATIC GRANTS

     The 1996 Plan provides that each Non-Employee Director, on the date he or she is initially elected or appointed and on the first business day following the Annual Meeting of Stockholders of each subsequent year thereafter in which the Non-Employee Director is still serving as a director, will automatically be granted a stock option to purchase 4,000 shares of Common Stock for the fair market price on the date of such grant.

PERFORMANCE SHARES

     The Plan Administrator is also authorized to award shares of Common Stock ("performance shares") that are subject to certain conditions set forth in the 1996 Plan and subject to such other conditions and restrictions as the Plan Administrator may determine, but without the payment of any consideration. Performance Shares may, in the Plan Administrator's discretion, be subject to forfeiture, in whole or in part, in the event that performance targets established by the Plan Administrator are not met.

TAX INFORMATION

     The following is a brief summary of the general rules relating to the tax consequences under present Federal income tax laws with respect to grants under the 1996 Plan:

     TAXATION OF ISOs. No taxable income will be realized by an optionee upon the grant or exercise of an ISO. If shares of Common Stock are issued to an optionee pursuant to the exercise of an ISO and if no disposition of such shares is made within two years after the date of grant or within one year after the transfer of such shares to such optionee, then, upon the sale of such shares, any amount realized in excess of the exercise price will be taxed to such optionee as a long-term capital gain and any loss sustained will be a long-term capital loss and no deduction will be allowed to the optionee's employer for Federal income tax purposes. If no disqualifying disposition is made, the exercise of an ISO will give rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the optionee.

     If shares of Common Stock acquired upon the exercise of an ISO are disposed of prior to the expiration of either of the holding periods described above, the optionee in most instances will realize ordinary income in the year of such disqualifying disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the exercise price thereof and the optionee's employer will be entitled to deduct such amount. Any additional gain realized by the participant will be taxed as short-term or long-term capital gain, depending on how long the shares have been held, and will not result in any deduction by the employer. The holding period for long-term capital gain treatment is more than one year.

     If an ISO is exercised at a time when it no longer qualifies as an ISO, the option will be treated as a non-qualified option. Subject to certain exceptions for disability or death, an ISO generally will not be eligible for the tax treatment described above if it is exercised more than three months following the termination of employment.

     TAXATION OF NON-QUALIFIED OPTIONS. No income will be realized by an optionee at the time a non-qualified option is granted. In most instances, ordinary income will be realized by the optionee upon exercise in an amount equal to the difference between the fair market value of the shares on the date of exercise and the exercise price (the amount paid for the shares) and the optionee's employer will be entitled to a tax deduction in the same amount.

The disposition, appreciation (or depreciation) after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

     TAXATION OF COMMON STOCK USED TO EXERCISE OPTIONS. Shares of Common Stock delivered to pay for shares of Common Stock purchased on the exercise of an ISO or a non-qualified stock option will be valued at the fair market value at the date of exercise. Unless the delivery of shares constitutes a disqualifying disposition of shares acquired upon exercise of an ISO, no taxable gain or loss on the surrendered shares will be realized at the time of delivery. For Federal income tax purposes, the optionee receives the same tax basis and holding period in a number of the new shares equal to the number of old shares exchanged. The optionee will also receive a tax basis in the additional shares equal to zero in the case of an ISO or equal to their fair market value at the date of exercise in the case of a non-qualified stock option and a new holding period in either case.

     PERFORMANCE SHARES. A grantee normally will not realize taxable income and the Company will not be entitled to a deduction upon the grant of performance shares assuming the shares granted are subject to restrictions resulting in a "substantial risk of forfeiture." When the shares are no longer subject to a "substantial risk of forfeiture" or if there are no restrictions at the time of grant, the grantee will realize taxable ordinary income in an amount equal to the fair market value of the stock at that time and the Company will be entitled to a deduction in the same amount. A grantee, however, may elect to realize taxable ordinary income in the year the restricted stock is granted in an amount equal to their fair market value at the time of grant, determined without regard to the restrictions. In that event, the Company will be entitled to a deduction in such year in the same amount, and any gain or loss realized by the grantee upon the subsequent disposition of the shares will be taxable at short or long-term capital gain rates but will not result in any further deduction to the Company.

     WITHHOLDING. The Company has the right to require an optionee or grantee to remit an amount necessary to satisfy any Federal, state or local tax withholding requirements prior to the delivery of certificates for such shares. An optionee or grantee may be required to deposit cash with the Company in an amount necessary to satisfy the applicable Federal and state law requirements with respect to withholding of taxes on wages. Alternatively, the Company may issue such shares, net of the number of shares sufficient to satisfy the withholding requirements. For withholding purposes, Common Stock will be valued on the date the withholding obligation is incurred.

     TAX ELECTION.  Recipients of options who are persons ("Section 16(a)
Option Holders") described in Section 16(a) of the Exchange Act, at the time of exercise of an option may elect, in lieu of paying to the Company an amount required to be withheld under applicable tax laws in connection with the exercise of an option in whole or in part, to have the Company withhold shares of Common Stock having a fair market value equal to the amount required to be withheld. Such election may not be made prior to six months following the grant of the option, except in the event of a Section 16(a) Option Holder's death or disability. The election may be made at the time the option is exercised by notifying the Company of the election, specifying the amount of such withholding and the date on which the number of shares to be withheld is to be determined ("Tax Date"), which shall be either (i) the date the option is exercised or (ii) a date six months after the option is exercised; provided, however, the Tax Date shall not be the exercise date unless the option is exercised during the ten-day period beginning on the third day following the release of the Company's quarterly or annual statement of revenues and earnings. The number of shares of Common Stock to be withheld to satisfy the tax obligation shall be the amount of such tax liability divided by the fair market value of the Common Stock on the Tax Date (or if not a business day, on the next closest business day). If the Tax Date is not the exercise date, the Company may issue the full number of shares of Common Stock to which the Section 16(a) Option Holder is entitled, and such option holder shall be obligated to tender to the Company on the Tax Date a number of such shares necessary to satisfy the withholding obligation. Certificates representing such shares of Common Stock must bear a legend describing such Section 16(a) Option Holder's obligation hereunder.

     OTHER TAX INFORMATION. The foregoing does not constitute a definitive statement on the tax effects of awards under the 1996 Plan and is based on the laws and regulations presently in effect. There can be no assurance that the tax consequences as discussed above will continue or that other tax laws will not be applicable. Accordingly, it is suggested that prior to exercising an award granted under the 1996 Plan and prior to disposing of shares of Common Stock acquired pursuant to an exercise thereof, a grantee should consult his tax advisor.

     The 1996 Plan is not qualified under Section 401(a) of the Code.

ASSIGNMENT OF INTEREST

     No award granted under the 1996 Plan is assignable or transferable other than by will or by the laws of the descent and distribution. During the lifetime of the optionee, the award may be exercisable only by the optionee.

TERMINATION OF EMPLOYMENT

     Upon the termination of an optionee's employment, all stock options shall likewise terminate immediately unless (i) the termination was the result of retirement or permanent disability (as each is determined by the Plan Administrator), in which case the optionee may within six months exercise any awards to the extent such awards are exercisable during the six month period
(ii) the termination was caused by the optionee's death, in which case any rights exercisable on the date of death may be exercised by the optionee's estate, or by a person acquiring such right by bequest or inheritance, provided that such exercise occurs within both the remaining effective term of the awards and one year after the optionee's death or (iii) the termination was caused by reason other than death, retirement, disability or cause (as determined by the Plan Administrator), in which case the optionee may within 120 days exercise any awards to the extent such awards are exercisable during such 120-day period. Assuming the term of an ISO granted under the 1996 Plan has not otherwise expired, upon termination of employment (i) by reason of death or permanent disability, the ISO shall remain exercisable for a period of up to one year,
(ii) by reason of retirement, the ISO shall remain exercisable for a period of up to three months, and (iii) by reason other than death, permanent disability, retirement or cause, the ISO shall remain exercisable for a period of up to 30 days. If an employee is terminated for cause, his ISO's will be immediately canceled. If an employee is terminated for any reason, his unvested performance shares will be immediately forfeited.

AMENDMENT AND TERMINATION

     The Plan Administrator is permitted to amend the 1996 Plan without further approval by the stockholders, except that any amendment, though effective when made, will be subject to stockholder approval if required by any Federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Company's Common Stock may then be listed or quoted. No amendment may adversely affect any outstanding grants without the holder's consent.

CHANGES IN CAPITAL STRUCTURE

     The 1996 Plan provides for proportionate adjustments upwards or downwards upon an increase or decrease, respectively, in the number of shares of Common Stock outstanding or other subdivision or consolidation of shares of Common Stock. Upon the merger or consolidation of the Company in which the Company is the survivor, each holder of an option will be entitled to receive upon exercise the number and class of securities to which the holder would have been entitled pursuant to the merger or consolidation agreement if, immediately prior to such event, such holder had been the record holder of a number of shares of Common Stock as to which such option was exercisable.

     In the event of a merger or consolidation in which the Company is not the surviving corporation, or in the event of a sale or other disposition of all of the Company's assets to another entity, the Plan Administrator may elect any of the following: (i) in the event the successor entity assumes the obligation to deliver securities, to entitle each holder to receive upon exercise of an option such securities as the holder would have been entitled to receive had such option been exercised immediately prior to the merger or consolidation;
(ii) to waive any limitations with respect to an option or performance shares such that such option becomes exercisable prior to the date of the merger, consolidation or sale of assets or the vesting of the performance shares shall occur upon such merger, consolidation or sale of assets; or (iii) to cancel all outstanding options as of the effective date of such merger, consolidation or sale, provided notice is given to each holder and each holder has the right to exercise options for a period of not less than thirty days prior to the effective date of the merger, consolidation or sale.

OTHER INFORMATION

     The fair market value of the Common Stock shall be determined by the Plan Administrator and, generally, shall be the average of the high and low sales prices of the Common Stock as reported on the consolidated trading tables of The Wall Street Journal on the date the option is granted. If at any time the Common Stock shall not have been traded on National Association of Securities Dealers, Inc. Automatic Quotation System/National Market or other public securities market for more than 10 days immediately preceding such date, the Plan Administrator may provide other appropriate means of determining fair market value.

     Optionees will not be given periodic reports on the status of their options; however, grantees may obtain information as to the amount and status of their options at any time upon written request to the Company. The Plan Administrator may permit the Company to withhold Common Stock to satisfy all or part of the optionee's withholding tax. The Common Stock will be valued at its fair market value. The payment of withholding taxes by surrendering Common Stock is subject to any restrictions the Plan Administrator may impose.

     Neither the adoption of the 1996 Plan, or any amendment thereto, by the Board of Directors nor the submission of the 1996 Plan, or any amendment thereto, to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board of Directors to adopt such other incentive arrangements as it may deem desirable including without limitation, the granting of stock options otherwise than under the 1996 Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

     The 1996 Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

APPROVAL OF AMENDMENT TO 1996 PLAN

     There are currently available for grant under the 1996 Plan 25,500 shares of Common Stock. Management and the Board of Directors believe it is in the best interest of the Company to increase the number of shares of Common Stock available for distribution pursuant to the 1996 Plan by 500,000 shares to increase the Company's ability to attract and retain the services of individuals of outstanding quality and ability to serve in the offices and directorships of the Company.

     Approval of the amendment to the 1996 Plan requires the affirmative vote of a majority of the outstanding shares of Common Stock present and voting at the Annual Meeting in person or by proxy.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE AMENDMENT TO THE BELLWETHER EXPLORATION COMPANY 1996 STOCK INCENTIVE PLAN, AS IDENTIFIED IN THE ENCLOSED PROXY CARD. PROXIES RECEIVED BY THE COMPANY WILL BE SO VOTED UNLESS A CONTRARY VOTE IS SPECIFIED.

                                 PROPOSAL III
                        RATIFICATION OF APPOINTMENT OF
                             INDEPENDENT AUDITORS


     Pursuant to the authority granted by the Company's Board of Directors, the Company on September 30, 1997 adopted a change in its fiscal year to a calendar year end, beginning with the period ending December 31, 1997.

     The Stockholders will be asked to ratify the appointment of KPMG Peat Marwick LLP as independent auditors of the Company and its subsidiaries for the current period ending December 31, 1997.

     The engagement of KPMG Peat Marwick LLP as independent auditors of the Company is subject to approval by a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting.

     A representative of KPMG Peat Marwick LLP will be present at the Annual Meeting with an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions.

     MANAGEMENT RECOMMENDS THAT THE STOCKHOLDERS APPROVE AND RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS OF THE COMPANY AND ITS SUBSIDIARIES FOR THE PERIOD ENDING DECEMBER 31, 1997. PROXIES RECEIVED BY THE COMPANY WILL BE SO VOTED UNLESS A CONTRARY VOTE IS SPECIFIED.


                STOCKHOLDERS' PROPOSALS FOR 1998 ANNUAL MEETING


     Proposals of stockholders of the Company that are intended to be presented at the 1998 Annual Meeting of the Stockholders of the Company must be received by the Secretary of the Company not less than 120 days in advance of May 30, 1998. Such proposals must be in conformity with all applicable legal provisions including Rule 14a-8 of the General Rules and Regulations under the Exchange Act and the Bylaws of the Company.

                                 OTHER MATTERS

     The cost of soliciting proxies, including the cost of preparing and mailing this Proxy Statement and the expenses incurred by brokerage houses nominees and fiduciaries in forwarding proxy materials to beneficial owners, will be borne by the Company. In addition to solicitation by mail, certain directors, officers and regular employees of the Company may solicit the return of proxies by telephone, telecopy, fax telegram or personal interview. Such persons will receive no additional compensation for such services. In addition, the Company has retained MacKenzie Partners, Inc. to assist in soliciting proxies for a fee of $3,500 plus out-of-pocket expenses.

     The Board of Directors has no information that any matters other than those referred to in this Proxy Statement will be brought before the Annual Meeting. If, however, other matters should properly come before the meeting, the accompanying proxy confers discretionary authority on the persons named therein to vote thereon in accordance with the recommendations of the Board of Directors.

                              By Order of the Board of
                              Directors

                              /s/ ROLAND E. SLEDGE
                              Roland E. Sledge
                              Secretary



October 27, 1997

     COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 1997 ARE AVAILABLE AT NO COST TO THE STOCKHOLDERS OF THE COMPANY UPON WRITTEN REQUEST TO ROLAND E. SLEDGE, SECRETARY OF THE COMPANY, AT 1331 LAMAR STREET, SUITE 1455, HOUSTON, TEXAS 77010-3039.

PROXY
                         BELLWETHER EXPLORATION COMPANY
               1331 LAMAR, SUITE 1455, HOUSTON, TEXAS 77010-3039

   PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE
                      ANNUAL MEETING ON NOVEMBER 21, 1997.

  The undersigned hereby constitutes and appoints J. Darby Sere and Roland E. Sledge and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent and to vote, as designated below, all of the shares of common stock of Bellwether Exploration Company held of record by the undersigned on October 10, 1997, at the Annual Meeting of Stockholders to be held at the Houston Center Club, 1100 Caroline Street, Houston, Texas on Friday, November 21, 1997, and at any adjournments thereof, on all matters coming before said meeting. IF NO DIRECTION AS TO THE MANNER OF VOTING THE PROXY IS MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR ITEMS 2 AND 3 AS INDICATED ON THE REVERSE SIDE HEREOF.

  Please check the box if you plan to attend the annual meeting on November 21, 1997. Proper identification will be required. [_]

  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND FOR
                               PROPOSALS 2 AND 3.

  YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE) BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

  PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE STAMPED, PRE-ADDRESSED ENVELOPE ENCLOSED.
                         (TO BE SIGNED ON REVERSE SIDE)



X  PLEASE MARK YOUR
   VOTES AS IN THIS
   EXAMPLE.

                                 NOMINEES: J. P. Bryan
               FOR  WITHHELD               J. Darby Sere                                                FOR   AGAINST   ABSTAIN
1. Election of [_]    [_]                  C. Barton Groves         2. To approve the adoption of an    [_]     [_]       [_]
   Directors                               Dr. Jack Birks               amendment to the 1996 Stock
                                           Vincent H. Buckley           Incentive Plan
To withhold authority to vote for any      Habib Kairouz
specific nominee(s), mark the "FOR"        A. K. McLanahan          3. To ratify the appointment of     [_]     [_]       [_]
box and write the name of each such        Townes G. Pressler          KPMG Peat Marwick LLP as
nominee on the line provided below.        Charles C. Green, III       independent public accountants

-----------------------------------                                 4. In their discretion, the Proxies are
                                                                       authorized to vote upon such other
                                                                       business as may properly come before
                                                                       the meeting or any adjournments thereof.





SIGNATURE(S) ____________________________________________  DATE _______________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please indicate your full title as such.